Bridget A. Macaskill
Chairman and                                          OppenheimerFunds Logo
Chief Executive Officer                               Two World Trade Center,
34th Floor                                                  New York, NY
10048-0203
                                                800.525.7048
                                                www.oppenheimerfunds.com


                                                February 2, 2001

Dear Oppenheimer Bond Fund Shareholder,

      We have scheduled a shareholder meeting on March 16, 2001 for you to decide upon some important proposals for the Fund. Your ballot card and a detailed statement of the issues are enclosed with this letter.

      Your Board of Trustees believes the matters being proposed for approval are in the best interests of the Fund and its shareholders and recommends a vote for the election of Trustees and for each Proposal. Regardless of the number of shares you own, it is important that your shares be represented and voted. So we urge you to consider these issues carefully and make your vote count.

How do you vote?

      To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You also may vote telephonically by calling the toll-free number on the proxy ballot. Using a touch-tone telephone to cast your vote saves you time and helps reduce the Fund"s expenses. If you vote by telephone, you do not need to mail the proxy ballot.

      Remember, it can be expensive for the Fund--and ultimately for you as a shareholder--to remail ballots if not enough responses are received to conduct the meeting. If you do not vote after a reasonable amount of time, you may receive a telephone call from a proxy solicitation firm asking you to vote.

What are the issues?

o Election of Trustees. You are being asked to consider and approve the election of twelve Trustees. You will find detailed information on the Trustees in the enclosed proxy statement.

o Ratification of Auditors. The Board is asking you to ratify the selection of Deloitte & Touche LLP as independent certified public accountants and auditors of the Fund for the current fiscal year.

o Approval to Amend One Fundamental Investment Restriction. Your approval is requested to amend one fundamental investment restriction of the Fund.

o     Approval of Elimination of Certain Fundamental Investment
   Restrictions. Your approval is requested to eliminate certain fundamental investment restrictions of the Fund.

o Approval of Amendments to Certain Fundamental Investment Restrictions. Your approval is requested to amend certain fundamental investment restrictions of the Fund.

o Authorize the Trustees to adopt an amended and restated Declaration of Trust.

      Please read the enclosed proxy statement for complete details on these proposals. Of course, if you have any questions, please contact your financial advisor, or call us at 1-800-525-7048. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                          Sincerely,


                                          Bridget A. Macaskill's signature
Enclosures

XP02850.003.0700